[PricewaterhouseCoopers LLP Letterhead]




February 25, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

        We have read the statements made by IMC Mortgage Company (copy attached), which we understand has been filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report filed on February 23, 1999. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with the Company's statements appearing in the second sentence of paragraph five or paragraph eight in its entirety.


Very truly yours,




/s/PricewaterhouseCoopers LLP